Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
SEI Daily Income Trust:

We consent to the use of our report dated March 30, 2016, with respect to the financial statements of SEI Daily Income Trust, comprised of the Money Market Fund, Government Fund, Government II Fund, Prime Obligation Fund, Treasury Fund, Treasury II Fund, Ultra Short Duration Bond Fund, Short-Duration Government Fund, and GNMA Fund, as of January 31, 2016, incorporated herein by reference to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 27, 2016